Exhibit 10.75

TheMaven, Inc.

Outside Director Compensation Policy

Adopted by the Board of Directors on September 14, 2018

Our non-employee directors (the “Outside Directors”) will receive compensation in the form of equity granted under the terms of our 2016 Stock Incentive Plan, as described below:

Annual Stock Award to Outside Directors: Each Outside Director will on January 1 of each year (or, if later, on the date of the first meeting of our board of directors or compensation committee occurring on or after the date on which the individual first became an Outside Director) be granted a Restricted Stock Award (the “Director Award”) of a number of shares of common stock of the company with an aggregate value of $50,000 (pro rata for partial years), based on a per share price equal to the closing sale price of the Common Stock on the trading day immediately preceding the date of the Director Award.

Annual Stock Award to Committee Chairs: An Outside Director who serves as the chairperson of one or more committees of the board, will on January 1 of each year (or, if later, on the date of the first appointment as chairperson of a committee) be granted a Restricted Stock Award (the “Chair Award”) of a number of shares of common stock of the company with an aggregate value of $50,000 (pro rata for partial years), based on a per share price equal to the closing sale price of the Common Stock on the trading day immediately preceding the date of the Chair Award.

The shares underlying each Director Award and Chair Award will vest in equal monthly installments commencing on the last day of the calendar month in which the Award was made and ending on December 31 of such year, subject to continued service as a director or chairperson, as applicable, through the applicable vesting date.

Cash Compensation: No Outside Director will received cash compensation.